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                                                                Exhibit 1
March 31, 1998


Mr. Leo Rosenberger
Chief Executive Officer
Gargoyles, Inc.
20121 48th Avenue West
Lynnwood, WA 98036

Dear Leo,

In accordance with the notification to the Securities and Exchange Commission (the "Commission") on Form 12b-25 of Gargoyles, Inc.'s (the "Company") inability to timely file its complete annual report on Form 10-K for the year ended December 31, 1997 ("1997 10-K"), the factors described in the succeeding paragraph make impractical the submission of our report as of a date which will permit timely filing of your complete 1997 10-K to the Commission.

The Company is in the process of finalizing an amended credit facility with its primary lender and reached an agreement in principle with its lender on March 31, 1998. The terms of the amended credit facility will require substantial analysis by the Company to determine its effect on the financial statements and other disclosures in the 1997 10-K. We will not be able to complete our audit procedures, and issue our related report, until the Company has finalized the preparation of its financial statements and related disclosures.

You are authorized to attach a copy of this letter as an exhibit to Form 12b-25 to the Commission.


                                                Very truly yours

                                                /s/ Ernst & Young LLP
                                                ----------------------
                                                    Ernst & Young LLP